Exhibit 99.1

PRESS RELEASE

March 22, 2006

CONTACT:	ECB Bancorp, Inc.
Gary M. Adams, Chief Financial Officer
(252) 925-5525
(252) 925-8491 facsimile

FOR IMMEDIATE RELEASE

ECB Bancorp Increases 2006 Dividend

ENGELHARD, NORTH CAROLINA - ECB Bancorp, Inc. (Nasdaq: ECBE), the parent holding company of The East Carolina Bank (the “Bank”), announces that on March 22, 2006, the Corporation’s Board of Directors declared a quarterly cash dividend of $0.17 per share, payable April 18, 2006 to shareholders of record on April 4, 2006.

On an annualized basis the Corporation’s 2006 dividend of $0.68 per share represents a 6.25% increase over the annual dividend in 2005 of $0.64 per share.

The Bank has been on the move in 2006 and recently announced the relocation of its Hertford and Southern Shores branches. From its small branch office in a shopping center on Highway 17 in Hertford, NC, the Bank relocated into a new, full-service branch facility on Harvey Point Road. Additionally, the Bank moved into a new larger branch facility in Southern Shores to meet the ever-growing needs of its customers in that market.

ECB Bancorp, Inc. is a bank holding company, headquartered in Engelhard, North Carolina, whose wholly-owned subsidiary, The East Carolina Bank, is a state-chartered, independent community bank insured by the FDIC. The Bank provides a full range of financial services through its 20 offices in eastern North Carolina. The Bank also provides mortgages, insurance services through the Bank’s licensed agents and investment and brokerage services offered through a third-party broker-dealer. The Corporation’s common stock is listed on The Nasdaq National Market under the symbol “ECBE”. More information can be obtained by visiting the Corporation’s web site at www.ecbbancorp.com.

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